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                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is made April 21, 1998, effective as of January 1, 1998, by and between RESPONSE ONCOLOGY, INC., a Tennessee corporation (the "Company"), and JOSEPH T. CLARK (the "Executive").

         WHEREAS, the Company is engaged in the business of providing advanced cancer treatment services;

         WHEREAS, the Company desires to employ the Executive to devote full time to the business of the Company and to continue as the President and Chief Executive Officer of the Company; and

         WHEREAS, the Executive desires to be employed on the terms and subject to the conditions hereinafter stated.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Employment Agreement, the parties hereby agree as follows:

                                        1
                          POSITION AND RESPONSIBILITIES

         During the Term of this Employment Agreement, the Executive shall perform such duties for such compensation and subject to such terms and conditions as are hereinafter set forth.

                                        2
                                 TERM AND DUTIES

         2.1 Term; Extension. The term of this Employment Agreement (the "Term of this Employment Agreement") will commence as of January 1, 1998, and shall continue through December 31, 2000. On the first and each successive anniversary of the effective date of this Employment Agreement, the Term of this Employment Agreement shall be extended for an additional one (1) year period, unless either party gives notice no later than such anniversary date of such party's intent not to extend the Term of this Employment Agreement. Termination of the Executive's employment pursuant to this Employment Agreement shall be governed by Sections 4 and 5.

         2.2 Duties. The Executive shall devote substantially all of his time and attention and best efforts during normal business hours to the Company's affairs. The Executive shall have such duties and responsibilities as are assigned to him from time to time by the Board of Directors. As of the effective date of this Employment Agreement, the Executive shall continue to possess and assume


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senior operating authority and responsibility as Chief Executive Officer of the
Company, consistent with directions from the Board of Directors of the Company.

         2.3 Location. The duties of the Executive shall be performed at such locations and places as may be directed by the Board of Directors.

                                        3
                            COMPENSATION AND BENEFITS

         3.1 Base Compensation. The Company shall pay the Executive a base salary ("Base Salary") of $234,000 per annum, subject to applicable withholdings. Base Salary shall be payable according to the customary payroll practices of the Company but in no event less frequently than once each month. The Base Salary shall be reviewed annually and shall be subject to increase according to the policies and practices adopted by the Board of Directors from time to time.

         3.2 Annual Incentive Awards. The Company will pay the Executive annual incentive compensation ("Incentive Bonus") of up to 100% of his Base Salary, in accordance with policies and based on performance targets established annually by the Compensation Committee of the Board of Directors.

         3.3 Additional Benefits. The Executive will be entitled to participate in all employee benefit plans or programs and receive all benefits and perquisites to which any salaried employee is eligible under any existing or future plan or program established by the Company for salaried employees, including, without limitation, all plans developed for executive officers of the Company. The Executive will participate to the extent permissible under the terms and provisions of such plans or programs in accordance with program provisions. These plans or programs may include group hospitalization, health, dental care, life or other insurance, tax qualified pension, car allowance, savings, thrift and profit sharing plans, termination pay programs, sick leave plans, travel or accident insurance, disability insurance, and contingent compensation plans, including capital accumulation programs, restricted stock programs, stock purchase programs and stock options plans. Nothing in this Agreement will preclude the Company from amending or terminating any of the plans or programs applicable to salaried employees or executive officers. The Executive will be entitled to an annual paid vacation as established by the Board of Directors.

         3.4 Business Expenses. The Company will reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties and obligations under this Employment Agreement upon the Executive's submitting proper documentation in accordance with Company policies for expense reimbursement.

         3.5 Withholding. The Company may directly or indirectly withhold from any payments under this Employment Agreement all federal, state, city or other taxes that shall be required pursuant to any law or governmental regulation.





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                                       4
            DEATH BENEFIT; DISABILITY COMPENSATION; KEY MAN INSURANCE

         4.1 Payment in Event of Death. In the event of the death of the Executive during the Term of this Employment Agreement, the Company's obligation to make payments under this Employment Agreement shall cease as of the date of death, except for earned but unpaid Base Salary and Incentive Bonus which will be paid on a pro-rated basis for that year. The Executive's designated beneficiary will be entitled to receive the proceeds of any life or other insurance or other death benefit programs provided or referred to in this Employment Agreement, other than "key man" life insurance benefits.

         4.2 Disability Compensation. Notwithstanding the disability of the Executive, the Company will continue to pay the Executive pursuant to Section 3 hereof during the Term of this Employment Agreement, unless the Executive's employment is earlier terminated in accordance with this Employment Agreement. In the event the disability continues for a period of three (3) months, the Company may thereafter terminate this Employment Agreement and the Executive's employment. Following such termination, the Company will pay the Executive amounts equal to his regular installments of Base Salary, as of the time of termination, for a period of the greater of (i) the remaining Term of this Agreement or (ii) twelve (12) months from the date of such termination. All other compensation will cease except for earned but unpaid Incentive Bonus awards which would be payable on a pro-rated basis for the year in which the disability occurred, through the date of termination.

         4.3 Responsibilities in the Event of Disability. During the period the Executive is receiving payments following his disability and as long as he is physically and mentally able to do so, the Executive will furnish information and assistance to the Company and from time to time will make himself available to the Company to undertake assignments consistent with his position or prior position with the Company and his physical and mental health. If the Company fails to make a payment or provide a benefit required as part of this Employment Agreement, the Executive's obligation to provide information and assistance will end.

         4.4 Definition of Disability. For purposes of this Employment Agreement, the term "disability" will have the same meaning as is attributed to such term, or any substantially similar term, in the Company's long term income disability plan as in effect from time to time.

         4.5 Key-Man Life Insurance. Upon request by the Company, the Executive agrees to cooperate with the Company in obtaining "key man" life insurance on the life of the Executive, with death benefits payable to the Company. Such cooperation shall include the submission by the Executive to a medical examination and his response to inquiries regarding his medical history.





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                                        5
                            TERMINATION OF EMPLOYMENT

         Notwithstanding anything herein to the contrary, this Employment Agreement and the Executive's employment with the Company may be terminated by the Company at any time, subject to the terms and provisions of this Section 5.

         5.1      Termination Without Cause; Constructive Termination.

                  5.1.1 WITHOUT A CHANGE IN CONTROL. If the Executive suffers a Termination Without Cause (hereinafter defined) or a Constructive Termination (as hereinafter defined) and a Change in Control (hereinafter defined) shall not have occurred within one (1) year prior thereto, the Company will continue to pay the Executive the following:

                           (a) in a lump sum upon such termination an amount
equal to 200% of the sum of the Executive's combined (i) Base Salary as in effect at the time of the termination and (ii) the average Incentive Bonus for the two (2) calendar years immediately preceding the year of termination; and

                           (b) for the greater of (i) the remaining term of this
Employment Agreement or (ii) twelve (12) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse the Executive for the cost of the Executive's major medical health insurance as in effect at the date of termination. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

                  5.1.2 UPON A CHANGE IN CONTROL. If the Executive suffers a Termination Without Cause or Constructive Termination within one (1) year following a Change in Control, the Company will pay to the Executive the following:

                           (a) in a lump sum upon such termination an amount
equal to the sum of (i) 299% of the Executive's combined (A) Base Salary as in effect at the time of the termination and (B) average Incentive Bonus for the two (2) calendar years immediately preceding the year of termination, and (ii), to the extent that such foregoing amount or any other payment in the nature of compensation (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder ("Section 280G")) to or for the benefit of the Executive (or any part of such amount or other payment) constitutes an "excess parachute payment" within the meaning of Section 280G, the amount, if any, of (A) such "excess parachute payment" multiplied by a fraction, the numerator of which is the number one (1.00) and the denominator of which is (I) the number one (1.00) minus (II) the effective tax rate under
Section 280G applicable to the Executive expressed as a decimal, minus (B) the amount of such "excess parachute payment" (such amount being sometimes hereinafter called the "Excise Tax Gross-Up"); and





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                           (b) for the greater of (i) the remaining term of this
Employment Agreement or (ii) twelve (12) months following such Termination Without Cause or Constructive Termination, the Company shall reimburse the Executive for the cost of the Executive's major medical health insurance as in effect at the date of termination. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

         Notwithstanding the provisions of the foregoing subparagraph (a), if the Excise Tax Gross- Up required to be paid by the Company to all other employees of the Company ("Affected Employees") shall exceed $5,000,000 (the "Gross-Up Limitation"), then the amount of Excise Tax Gross-Up payable to the Executive shall be an amount equal to $5,000,000 times a fraction, the numerator of which shall be the amount of Excise Tax Gross-Up computed for the Executive before consideration of the Gross-Up Limitation, and the denominator of which shall be the aggregate Excise Tax Gross-Up computed for all Affected Employees before consideration of the Gross-Up Limitation.

         5.2 Termination With Cause; Voluntary Termination. If the Executive suffers a Termination with Cause or the Executive terminates his employment with the Company (a "Voluntary Termination"), then, whether or not there has been a Change in Control, the Company will not be obligated to pay the Executive any amounts of compensation or benefits following the date of termination. However, earned but unpaid Base Salary through the date of termination will be paid in a lump sum at such time, and Incentive Bonus, if any, for the year during which such termination occurs will be pro rated for the portion of the year prior to the date of termination and paid at the time of termination. The exercisability of stock options granted to the Executive shall be governed by any applicable stock option agreements and the terms of the respective stock option plans.

         5.3 Definitions. For purposes of this Employment Agreement, the following terms have the following meanings:

                  5.3.1 A "Change in Control" shall occur if an event or series of events occurs after the effective date of this Employment Agreement which would constitute either a change in ownership of the Company, within the meaning of Section 280G, or a change in the ownership of a substantial portion of the Company's assets, within the meaning of Section 280G, but for purposes of this definition, the fair market value threshold for determining "substantial portion of the Company's assets" shall be "greater than 50%."

                  5.3.2 "Constructive Termination" means termination of the Executive's employment by the Executive (a) from a declined reassignment of a job that is not the equivalent of his then current position as set forth herein (in responsibility, compensation or geographic area of service), or (b) on account of conduct by the Company or the Board that constitutes continuous and material interference by the Company or the Board with the Executive's performance of his duties as set forth in Section 2 hereof or the intentional or material breach by the Company of this Agreement. The




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Executive shall have a period of one (1) year after termination of his employment to assert against the Company that he suffered a Constructive Termination, and after the expiration of such one year period, the Executive shall be deemed to have irrevocably waived the right to such assertion.

                  5.3.3 "Termination With Cause" means termination of the Executive's employment by the Company, acting in good faith, by written notice to the Executive specifying the event relied upon for such termination, due to the Executive's conviction for a felony, the Executive's perpetration of a fraud, embezzlement or other act of dishonesty or the Executive's breach of a trust or fiduciary duty which materially adversely affects the Company or its shareholders.

                  5.3.4 "Termination Without Cause" means termination of the Executive's employment by the Company other than due to the Executive's death or disability or Termination With Cause.

                                        6
                      OTHER DUTIES OF THE EXECUTIVE DURING
                 AND AFTER THE TERM OF THIS EMPLOYMENT AGREEMENT

         6.1 Additional Information. The Executive will, upon reasonable notice, during or after the Term of this Employment Agreement, furnish information as may be in his possession and cooperate with the Company as may reasonably be requested in connection with any claims or legal actions in which the Company is or may become a party. The Executive shall receive reasonable compensation for the time expended by him pursuant to this Section 6.1.

         6.2 Confidentiality. The Executive recognizes and acknowledges that all information pertaining to the affairs, business, clients, customers or other relationships of the Company, as hereinafter defined, is confidential and is a unique and valuable asset of the Company. Access to and knowledge of this information are essential to the performance of the Executive's duties under this Employment Agreement. The Executive will not during the Term of this Employment Agreement or thereafter, except to the extent reasonably necessary in the performance of his duties under this Agreement, give to any person, firm, association, corporation or governmental agency any information concerning the affairs, business, clients, customers or other relationships of the Company except as required by law. The Executive will not make use of this type of information for his own purposes or for the benefit of any person or organization other than the Company. The Executive will also use his best efforts to prevent the disclosure of this information by others. All records, memoranda, etc. relating to the business of the Company whether made by the Executive or otherwise coming into his possession are confidential and will remain the property of the Company.





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         6.3      Noncompetition.

                  6.3.1 DURING THE TERM OF EMPLOYMENT. The Executive will not Compete with the Company (as defined in Section 6.3.4 hereafter) at any time while he is employed by the Company or receiving payments from the Company.

                  6.3.2 VOLUNTARY TERMINATION; TERMINATION WITHOUT CAUSE; TERMINATION WITH CAUSE; CONSTRUCTIVE TERMINATION. In the event of a Voluntary Termination, Termination With Cause, Termination Without Cause, or Constructive Termination, with or without a Change in Control, the Executive will not Compete with the Company for a period of one (1) year from the date of such termination; provided that if a Voluntary Termination follows a notice by the Company under
Section 2.1 that the Term of this Employment Agreement will not be automatically extended, there will be no restriction on the Executive's right to Compete with the Company after the date his employment terminates.

                  6.3.3 DEFINITION OF "COMPETE" WITH THE COMPANY. For the purposes of this Section 6, the term "Compete with the Company" means action by the Executive, direct or indirect, for his own account or for the account of others, either as an officer, director, stockholder, owner, partner, member, promoter, employee, consultant, advisor, agent, manager, creditor or in any other capacity, resulting in the Executive having any pecuniary interest, legal or equitable ownership, or other financial or non-financial interest in, or employment, association or affiliation with, any corporation, business trust, partnership, limited liability company, proprietorship or other business or professional enterprise that provides oncology services or management services to any oncology or hematology practice within a fifty mile radius of any location where the Company or any subsidiary or affiliate of the Company performs such services at the date of a termination of the Executive's employment; provided, however, that the term "Compete with the Company" shall not include ownership (without any more extensive relationship) of a less than a five percent (5%) interest in any publicly-held corporation or other business entity.

                  6.3.4 REASONABLENESS OF SCOPE AND DURATION; REMEDIES. The Executive acknowledges that the covenants contained herein are reasonable as to geographic and temporal scope. The Executive acknowledges that his breach or threatened or attempted breach of any provision of Section 6 would cause irreparable harm to the Company not compensable in monetary damages and that the Company shall be entitled, in addition to all other applicable remedies, to a temporary and permanent injunction and a decree for specific performance of the terms of Section 6 without being required to prove damages or furnish any bond or other security.

                                        7
                          INDEMNIFICATION OF EXECUTIVE

        7.1 Indemnification of Executive In Third Party Proceedings. The Company shall indemnify Executive, if Executive was or is a party, or is threatened to be made a party to any third party proceeding, by reason of the fact that Executive was or is an authorized representative of the Company, against expenses, judgments, fines and amounts paid in settlement actually and




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reasonably incurred by Executive in connection with such third party proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal third party proceeding, had no reasonable cause to believe such conduct was unlawful. The termination of any third party proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that Executive did not act in good faith and in a manner which he reasonably believed to be in or not opposed to, the best interests of the Company, and, with respect to any criminal third party proceeding, had reasonable cause to believe that such conduct was unlawful.

         7.2 Indemnification of Executive in Corporate Proceedings. The Company shall indemnify Executive if he was or is a party or is threatened to be made a party to any corporate proceeding, by reason of the fact that he was or is an authorized representative of the Company, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such corporate proceeding, if he acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the Company; except that no indemnification shall be made in respect of any claim, issue or matter as to which the Executive shall have been adjudged to be liable to the Company unless and only to the extent that a court of competent jurisdiction or the court in which such corporate proceeding was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, Executive is fairly and reasonably entitled to indemnity for such expenses which a court of competent jurisdiction shall deem proper.

         7.3 Mandatory Indemnification of Executive. To the extent that the Executive has been successful on the merits or otherwise in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith.

         7.4 Determination of Entitlement to Indemnification. Any indemnification under Section 7.1, 7.2 or 7.3 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Executive is proper in the circumstances because he has either met the applicable standard of conduct set forth in Section 7.1 or 7.2 or has been successful on the merits or otherwise as set forth in Section 7.3 and that the amount requested has been actually and reasonably incurred. Such determination shall be made:

         (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such third party or corporate proceeding; or

         (b) if such a quorum is not obtainable or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

         (c)      by the stockholders.





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         7.5 Advancing Expenses. Expenses actually and reasonably incurred in defending a third party or corporate proceeding shall be paid on behalf of Executive by the Company in advance of the final disposition of such third party or corporate proceeding upon receipt of an undertaking by or on behalf of the Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified by the Company as authorized in this
Section 7. The financial ability of the Executive to make a repayment contemplated by this section shall not be a prerequisite to the making of an advance.

         7.6 Certain Terms. For purposes of this Section 7:

         (a) "corporate proceeding" shall mean any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor or investigative proceeding by the Company;

         (b) "criminal third party proceeding" shall include any action or investigation which could or does lead to a third party proceeding that could result in criminal penalties, and any such proceeding;

         (c) "expenses" shall include, but not be limited to, attorneys' fees and disbursements;

         (d) "fines" shall include, but not be limited to, any excise taxes assessed on a person with respect to an Executive benefit plan;

         (e) "not opposed to the best interests of the Company" shall include actions taken in good faith and in a manner the Executive reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan;

         (f)      "other enterprises" shall include employee benefit plans;

         (g) "party" to a proceeding shall include a person who gives testimony or is similarly involved in such proceeding;

         (h) "third party proceeding" shall mean any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company.

         7.7 Insurance. The Company may purchase and maintain insurance on behalf of Executive against any liability asserted against the Executive and incurred by the Executive in such capacity, or arising out of his status as such, whether or not the Company would have the power or the obligation to indemnify Executive against such liability under the provisions of this Section 7.





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         7.8 Scope of Section. The indemnification of Executive and advancement of expenses, as authorized by the preceding provisions of this Section 7, shall not be deemed exclusive of any other rights to which may be entitled under any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while employed by the Company. The indemnification and advancement of expenses provided by or granted pursuant to this Section 7 shall continue after the Executive ceases to be an authorized representative of the Company and shall inure to the benefit of his heirs, executors and administrators.

         7.9 Reliance on Provisions. Executive's actions as an authorized representative of the Company shall be deemed so done in reliance upon rights of indemnification provided by this Section 7.

                                        8
                     CONSOLIDATION, MERGER OR SALE OF ASSETS

         Nothing in this Employment Agreement shall preclude the Company from consolidating or merging into or with, or transferring all or substantially all of its assets to, another corporation or organization which assumes this Employment Agreement and all obligations and undertakings of the Company hereunder. Upon such a consolidation, merger or sale of assets, the term "the Company" as used herein will mean or include the other corporation or organization and this Employment Agreement shall continue in full force and effect. This Section 8 is not intended to modify or limit the rights of the Executive hereunder.

                                        9
                                  MISCELLANEOUS

         9.1 Entire Agreement. This Employment Agreement contains the entire understanding between the Company and the Executive with respect to the subject matter and supersedes any prior employment or severance agreements between the Company and its affiliates, and the Executive.

         9.2 Amendment; Waiver. This Employment Agreement may not be modified or amended except in writing signed by the parties. No term or condition of this Employment Agreement will be deemed to have been waived except in writing by the party charged with waiver. A waiver shall operate only as to the specific term or condition waived and will not constitute a waiver for the future or act on anything other than that which is specifically waived.

         9.3 Severability; Modification of Covenant. Should any part of this Employment Agreement be declared invalid for any reason, such invalidity shall not affect the validity of any remaining portion hereof and such remaining portion shall continue in full force and effect as if this Employment Agreement had been originally executed without including the invalid part. Should any covenant of this Employment Agreement be unenforceable because of its geographic scope or term,




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its geographic scope or term shall be modified to such extent as may be necessary to render such covenant enforceable.

         9.4 Effect of Captions. Titles and captions in no way define, limit, extend or describe the scope of this Employment Agreement nor the intent of any provision thereof.

         9.5 Counterpart Execution. This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         9.6 Governing Law; Arbitration. This Employment Agreement has been executed and delivered in the State of Tennessee and its validity, interpretation, performance and enforcement shall be governed by the laws of that state. Any dispute among the parties hereto shall be settled by arbitration in Memphis, Tennessee, in accordance with the rules then obtaining of the American Arbitration Association and judgment upon the award rendered may be entered in any court having jurisdiction thereof. All provisions hereof are for the protection and are intended to be for the benefit of the parties hereto and enforceable directly by and binding upon each party. Each party hereto agrees that the remedy at law of the other for any actual or threatened breach of this Employment Agreement would be inadequate and that the other party shall be entitled to specific performance hereof or injunctive relief or both, by temporary or permanent injunction or such other appropriate judicial remedy, writ or orders as may be decided by a court of competent jurisdiction in addition to any damages which the complaining party may be legally entitled to recover together with reasonable expenses of litigation, including attorney's fees incurred in connection therewith, as may be approved by such court.

         9.7 Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be deemed to have been made when delivered or mailed first-class postage prepaid by registered mail, return receipt requested, or when delivered if by hand, overnight delivery service or confirmed facsimile transmission, to the following:

                           (i) If to the Company, at 1775 Moriah Woods
         Boulevard, Memphis, Tennessee 38117, Attention: Chairman of the Compensation Committee, or at such other address as may have been furnished to the Executive by the Company in writing; or

                           (ii) If to the Executive, at 5931 Shady Grove Road, Memphis, TN 38120 or such other address as may have been furnished to the Company by the Executive in writing.

         9.8 Binding Agreement. This Employment Agreement shall be binding on the parties' successors, heirs and assigns.





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         IN WITNESS WHEREOF, the undersigned have executed this Employment
Agreement as of the date first above written.


                                           RESPONSE ONCOLOGY, INC.


                                           By:
                                                --------------------------------
                                                Frank M. Bumstead
                                                Chairman Emeritus


                                           EXECUTIVE:



                                           -------------------------------------
                                           JOSEPH T. CLARK





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